 Exhibit 24

CONFIRMING STATEMENT

This Statement confirms that the undersigned, David Sakhai, Trustee of the Sakhai Family Growth Trust (the “Trust”), has authorized and designated each of Robert Lande and David S. Sassoon to execute and file on behalf of the undersigned, all Forms 3, 4, and 5 (including any amendments thereto) that the Trust may be required to file with the U.S. Securities and Exchange Commission as a result of the Trust’s ownership of or transactions in securities of FXCM Inc. The authority of Robert Lande and David S. Sassoon under this Statement shall continue until the Trust  is no longer required to file Forms 3, 4, and 5 with regard to its ownership of or transactions in securities of FXCM Inc., unless earlier revoked in writing. The undersigned acknowledges that Robert Lande and David S. Sassoon are not assuming any of the Trust’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

By: /s/David Sakhai Name: David Sakhai, Trustee of the Sakhai Family Growth Trust Date: January 23, 2012